As filed with the Securities and Exchange Commission on July 25, 2013	Registration No. 333-173957

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

____________________________

POST-EFFECTIVE AMENDMENT NO. 2 TO

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

____________________________

TALON THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	2834	32-0064979
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

_______________________________

400 Oyster Point Blvd. Suite 200

South San Francisco, CA 94080

(650) 588-6404

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

__________________________

Kurt A. Gustafson

Chief Financial Officer

Talon Therapeutics, Inc.

c/o Spectrum Pharmaceuticals, Inc.

11500 S. Eastern Ave., Suite 240

Henderson, NV 89052

(702)835-6300

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies to: Shivbir S. Grewal, Esq. Marc G. Alcser, Esq. Stradling Yocca Carlson & Rauth, P.C. 660 Newport Center Drive, Suite 1600 Newport Beach, CA 92660 (949) 725-4000

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Approximate date of commencement of proposed sale to the public: This post-effective amendment de-registers all shares of common stock registered hereunder and remaining unsold as of the date hereof.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

If this Form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

DEREGISTRATION OF UNSOLD SECURITIES

On April 25, 2012, Talon Therapeutics, Inc. (the “Company”) filed Post-Effective Amendment No. 1 to Registration Statement on Form S-1 (File No. 333-173957) (the “Registration Statement”), which was declared effective on May 4, 2012 .  The Registration Statement registered the sale by the selling stockholders identified therein of a total of 4,063,146 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), of which a total of 1,564,509 shares remain unsold as of the date hereof.  On July 17, 2013, pursuant to that certain Stock Purchase Agreement, dated July 16, 2013, by and among Spectrum Pharmaceuticals, Inc., a Delaware corporation (“Parent”), Eagle Acquisition Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent, and the Company, the Company through a merger became a wholly-owned subsidiary of Parent. As a result of the transactions contemplated thereby, the Company has terminated all offerings of common stock pursuant to the Registration Statement.

This Post-Effective Amendment No. 2 to the Registration Statement is being filed to deregister, as of the effectiveness of this post-effective amendment, all unsold shares of common stock, the sale of which was registered under the Registration Statement.

SIGNATURES

             Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment No. 2 to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Henderson, State of Nevada, on July 25, 2013.

TALON THERAPEUTICS, INC.

By:	/s/ Kurt A. Gustafson
Kurt A. Gustafson
Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ J. Kenneth Keller	President	July 25, 2013
J. Kenneth Keller	(Principal Executive Officer)

/s/ Kurt A. Gustafson	Chief Financial Officer	July 25, 2013
Kurt A. Gustafson	(Principal Financial and Accounting Officer)

/s/ Steven R. Deitcher, M.D.	Director	July 25, 2013
Steven R. Deitcher, M.D.

/s/ Rajesh C. Shrotriya, M.D.	Director	July 25, 2013
Rajesh C. Shrotriya, M.D.